Exhibit 10.2
SUMMARY OF DIRECTOR COMPENSATION
For the fiscal year ended 2008, the non-employee directors of Quest Resource Corporation (the “Company”) received the following compensation:
•	annual director fee of $50,000 per year;

•	annual fee of $7,500 per year for the Audit Committee chairperson;

•	annual fee of $5,000 per year for any other committee chairperson; and

•	a grant of 5,000 shares of common stock of the Company immediately following the annual meeting of stockholders.
Additionally, the Chairman of the Board, a non-employee director, received a $30,000 pro rated fee based on length of service.
In March 2009, the Company’s Board of Directors approved a change to the structure of the non-employee directors’ compensation, effective January 1, 2009, based on the recommendation of the Compensation Committee as follows:
•	annual director fee of $125,000 per year;

•	annual fee of $10,000 per year for the Audit Committee chairperson; and

•	annual fee of $5,000 per year for any other committee chairperson.
     Additionally, the Chairman of the Board, a non-employee director, will receive an annual fee of $30,000 per year.
No equity awards will be paid to the non-employee directors for 2009.